As filed pursuant to Rule 424(b)(3)
                                       Registration No. 333-76021

Pricing Supplement No. 0179 dated November 9, 1999
(To Prospectus dated July 30, 1999 and
Prospectus Supplement dated August 13, 1999)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series G
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                              GENERAL
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Principal Amount: $200,000,000
Issue Price: $200,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: None (see below under "Agent") Net proceeds to Company: $200,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): November 15, 1999
Maturity Date: December 8, 2000
Agent: Chase Securities Inc. ("Chase").
   Chase has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Chase.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/x/ Floating Rate (see Base Rate specified below)

Base Rate: LIBOR

Designated LIBOR Page:  / / LIBOR Reuters
				/X/ LIBOR Telerate page 3750

Index Maturity: 3-month LIBOR

Spread (+/-): -0.02%

Initial Interest Rate: The Initial Interest Rate from the Original Issue Date to the first Interest Reset Date shall be calculated in accordance with the provisions hereof and the provisions of the Prospectus and Prospectus Supplement to which this Pricing Supplement relates; provided, that, solely for purposes of calculating the Initial Interest Rate, the Original Issue Date shall be deemed to be the first Interest Reset Date.

The date on which interest is payable: Quarterly on the 8th day of each February, May, August and November, commencing February 8, 2000 (each such date, an "Interest Payment Date"), and at Maturity, subject, in each case, to adjustment in accordance with the Modified Following Business Day Convention.

The Regular Record Date relating to each Interest Payment Date will be the date (whether or not a Business Day) which is 15 days immediately prior to such Interest Payment Date.

Interest Reset Period: Quarterly

Interest Reset Date(s): Interest Payment Date(s), subject to adjustment in accordance with the Modified Following Business
Day Convention.

Calculation Agent (if other than Citibank, N.A.):

The Floating Rate Period End Date will be subject to adjustment in accordance with the Modified Following Business Day Convention.

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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
__________________________________________________________________

Early redemption at Company's option:
  /X/ No    / / Yes  (See below)

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
__________________________________________________________________

None.